EX-99
                          PRESS RELEASE

PARAFIN CORPORATION ENTERS INTO FARMOUT AGREEMENT WITH GUARANI
EXPLORATION AND DEVELOPMENT CORPORATION CONCERNING A POTENTIAL
LICENSE ON THE ALTO PARANA BLOCK

HOUSTON--(BUSINESS WIRE)---- Agreement Covers 2,456,453 Hectares
(Approximately 6.06 Million Acres)

ParaFin Corporation (OTCBB:PRFN): ParaFin Corporation and Guarani Exploration and Development Corporation of Houston, Texas, announce that they have signed a Farmout Agreement with that will potentially allow ParaFin to acquire an 80% interest in a license to explore the 2,456,453 hectares (approximately 6,069,994 acres) in the Alto Parana Block, Alto Parana Province, Paraguay. The Alto Parana Block is an area in Paraguay that has a geology similar to some oil-producing areas in other parts of South America.

Paraguay has enacted a Hydrocarbon Law for the "prospecting, exploration and exploitation of petroleum and other hydrocarbons" in that country. The terms of this Agreement are conditioned on the approval by the Government of Paraguay of the application by Guarani for a license under the Hydrocarbon Law in the Alto Parana Block.

Under the Agreement, ParaFin will initially pay US$500,000 to Guarani and, in addition, pay 100% of all costs associated with the acquisition of new seismic, the interpretation of such new and existing seismic and drilling, completing and equipping to the tanks (or abandonment) of the first two wells drilled by Guarani on the Alto Parana Block pursuant to the terms of a license.

Under the Agreement, Guarani will be the operator of the project. A Joint Operating Agreement (JOA) between ParaFin and Guarani is to be signed prior to drilling. The Agreement estimates these costs will not to exceed US$3,500,000. The company is looking at several different financing sources for the capital that will be required to fund operations if Guarani receives the approval of the license from the Government of Paraguay.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Technical complications that may arise could prevent the prompt implementation of any strategically significant plan(s) outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to those, set forth in the company's Form 10-KSB filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov/). The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

ParaFin Corporation Investor Relations, 877-613-3131 Facsimile: 866-613-3131 E-Mail: ceo@parafincorp.com

12/6/2004 12:38 ET